EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

DIGITAL GENERATION SYSTEMS, INC.,

DG SYSTEMS ACQUISITION III CORPORATION,

MEDIA DVX, INC.

and

STARNET, L.P.

April 15, 2005

i

3.4.	Necessary Approvals and Consents	13
3.5.	Non-Contravention	13
3.6.	Litigation	13
3.7.	No Brokerage Fees	13

ARTICLE 4.	COVENANTS	14
4.1.	Payment of Obligations Not Assumed	14
4.2.	Noncompetition and Nonsolicitation Agreements	14
4.3.	Seller’s Employees.	14
4.4.	Transaction Costs	15
4.5.	Nondisclosure	15
4.6.	Information for Filings	15
4.7.	Satellite Transition	15
4.8.	Business Transition Services	16
4.9.	Pathfire Agreement	16
4.10.	Corporate Name	16

ARTICLE 5.	REGISTRATION RIGHTS	16
5.1.	Demand Registration	16
5.2.	Form S-3 Registration.	16
5.3.	Piggyback Registration.	16
5.4.	Expenses	17
5.5.	Termination	17
5.6.	Eligibility for Form S-3	17
5.7.	Miscellaneous	17

ARTICLE 6.	INDEMNIFICATION AND CERTAIN REMEDIES	18
6.1.	Indemnification by Seller	18
6.2.	Indemnification by Purchaser	19
6.3.	Conduct of Indemnification Proceedings	19
6.4.	Limitations of Liability	20
6.5.	Certain Remedies	21
6.6.	Attorneys’ Fees	21
6.7.	Nonexclusive Remedies	21

ARTICLE 7.	MISCELLANEOUS	21
7.1.	Reliance	21
7.2.	Entire Agreement	21
7.3.	Counterparts	21
7.4.	Notices	22
7.5.	Successors and Assigns	22
7.6.	Applicable Law, Venue and Jurisdiction	22
7.7.	Waiver and Other Action	22
7.8.	Severability	22
7.9.	Certain Defined Terms	23
7.10.	Confidentiality	23
7.11.	Survival	23

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of April 15, 2005 (the “Effective Date”), is entered into by and among DIGITAL GENERATION SYSTEMS, INC., a Delaware corporation (“Parent”), DG SYSTEMS ACQUISITION III CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), MEDIA DVX, INC., a Delaware corporation (“Seller”), and for the purposes of Section 4.7 hereof only, StarNet, L.P., a Pennsylvania limited partnership (“StarNet”). Seller and Purchaser are collectively referred to herein as the “Parties.”

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller used in or for the digital media exchange services for the advertising and broadcast industries and related business operations conducted by Seller (the digital media exchange services for the advertising and broadcast industries and related business operations conducted by Seller being referred to herein as the “Business”) in accordance with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

PLAN OF ACQUISITION

1.1. Acquisition of Assets.

(a) Upon the terms and conditions stated in this Agreement, Seller hereby sells, and Purchaser hereby acquires, the assets, business, property, goodwill, and rights of Seller of every kind and character, whether real or personal, tangible or intangible, owned or leased, used in or for the Business, excluding only the Excluded Assets (as defined in Section 1.1(b)). The items being sold and purchased are collectively referred to herein as the “Assets.” Without limiting the foregoing, the Assets include:

(i) all of the properties and assets described on Exhibit A;

(ii) all of Seller’s Intellectual Property Rights (as hereinafter defined) used in or for the Business;

(iii) all rights in any data processing systems and equipment used exclusively in or for the Business, including operations manuals, computer hardware, software, including, without limitation, delivery and billing software, databases and related documentation, whether located at Seller’s offices or at broadcast destinations, cable networks or cable systems;

(iv) all client, customer and supplier lists related to the Business;

(v) all rights of Seller under the Material Agreements (defined in Section 2.21, below), including, without limitation, as subsequently amended and supplemented and all rights of Seller under any personal property leases relating to the Business;

(vi) all other intangible properties and assets of the Business, including, without limitation, any Internet domain name registrations used in or for the Business;

(vii) all accrued, asserted or unasserted claims of Seller against third parties relating to the Business; and

(viii) all files, books and records of all kinds and forms regarding the foregoing.

(b) The Assets sold and acquired hereunder shall not include any of the following (the “Excluded Assets”):

(i) All cash, cash equivalents, accounts receivable of Seller as of the Closing Date (the “Accounts Receivable”) and marketable securities;

(ii) All claims, rights and interest in and to any refunds of Taxes or other fees of any nature;

(iii) Seller’s minute books and other similar corporate records;

(iv) All rights, claims and causes of action against a third party to which Seller has actual or asserted liabilities or obligations that are not assumed by Purchaser;

(v) All other assets, properties, rights, licenses, permits or privileges of any kind that Seller does not use in the operation of the Business;

(vi) the properties and assets described on Exhibit B; and

(vii) all furniture, fixtures and leasehold improvements used in or for the Business.

1.2. Liabilities Not Assumed. Purchaser does not assume, and shall not be responsible for, the payment, performance, or discharge of any liabilities or obligations of Seller, whether now existing or hereafter arising, that have not been disclosed in Seller’s Financial Statements (as defined herein) or otherwise disclosed to Purchaser as of the date of the Agreement. Without limiting the preceding sentence, Seller, and not Purchaser, shall be responsible for any and all liabilities, responsibilities and obligations relating to the Excluded Assets.

1.3. Purchase Price. Subject to Section 1.4, the total consideration to be paid by Purchaser to Seller at Closing for the Assets is (the following subsections (a)-(c) are collectively referred to as the “Purchase Price”):

(a) the payment to Seller in cash of an amount equal to ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) (by wire transfer in accordance with the wiring instructions for Seller set forth on Schedule 1.4);

(b) the issuance to Seller of 1,550,388 restricted shares (the “Purchase Shares”) of Parent’s common stock, $0.001 par value (“Parent Stock”). The number of Purchase Shares shall be equal to TWO MILLION DOLLARS ($2,000,000) of Parent Stock determined based on the average closing price for the ten consecutive trading days ending on the trading day that is three trading days prior to Closing, as reported on the NASDAQ National Market; and

(c) the execution of a promissory note from Purchaser to Seller, in the form attached hereto as Exhibit C, in the original principal amount of SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000), along with the Loan Agreement, dated as of the Closing Date, between the Parties (the “Loan Agreement”) and the Loan Documents (as defined in the Loan Agreement).

1.4. Purchase Price Adjustments; Prorations. The Purchase Price shall be adjusted, without duplication, as follows:

(a) The Purchase Price shall be increased or decreased, as required, to effectuate the proration of revenues and expenses as of the Closing Date, including, without limitation, all accrued, asserted or unasserted claims of Seller against third parties relating to the Business, all prepaid expenses and deposits of or for the Business, and any Accounts Receivable. All revenues and expenses arising from the operation of the Business (except for taxes arising from the transfer of the Assets under this Agreement) shall be prorated between Purchaser and Seller in accordance with the principle that Seller shall be credited for all revenues and shall be responsible for all expenses, costs, and liabilities allocable to the operations of the Business for the period prior to the Closing Date, and Purchaser shall receive credit for all revenues and shall be responsible for all expenses, costs, and obligations allocable to the operations of the Business for the period after the Closing Date.

(b) Purchaser shall use commercially reasonable efforts to collect the Accounts Receivable and shall be allowed to offset any adjustments or prorations owed to Seller under Section 1.4(a) against the Accounts Receivable. Amounts collected with respect to accounts receivable shall be applied to the oldest account balances based on the principle of “first in, first out.”

(c) Within 120 days following the Closing Date, Purchaser shall prepare and deliver to Seller a certificate executed by a duly authorized representative of Purchaser (the “Adjustment Certificate”), showing in such detail as shall be reasonably satisfactory to Seller, Purchaser’s good faith determination at the Closing Date of the Purchase Price and the calculation thereof, including adjustments, prorations or offsets in accordance with Section 1.4(a) and (b) hereof, and including the amount of any Accounts Receivable which remain uncollected by Purchaser, which certificate will be accompanied by appropriate documentation supporting the amounts and numbers proposed in such certificate. Each Party will provide the other reasonable access to all records in its possession which were used in the preparation of Adjustment Certificate or which may otherwise be necessary for the preparation thereof. Seller will review the Adjustment Certificate and will give written notice (an “Objection Notice”) to Purchaser of any objection it has to the calculations shown in such certificate within thirty (30) days after receipt. Such notice will set forth Seller’s proposal as to each item to which it objects, together with appropriate support for such objections, including Purchaser’s reduction for uncollected Accounts Receivable. If Seller does not deliver an Objection Notice within such 30-day period, then the Adjustment Certificate shall be deemed to be conclusive, final and binding on the Parties. Purchaser and Seller will endeavor in good faith to resolve any objections within thirty (30) days after the receipt by Purchaser of Seller’s timely objections. If such objections or disputes have not been resolved by the end of such 30-day period, the disputed portion only of the items contained in the Adjustment Certificate will be determined within the following thirty (30) days by a national accounting firm that is mutually acceptable to Purchaser and Seller (in either case, the “Arbitrator”). The determination of the Arbitrator will, with respect to each item in dispute, be within the range of such item as proposed by Purchaser in the Adjustment Certificate and Seller in the Objection Notice. The determination of the Arbitrator will be final and will be binding upon the Parties. Purchaser and Seller will bear equally the expenses of the Arbitrator incurred in connection with such determination. The difference in the Purchase Price paid at Closing and the definitive Purchase Price determined in accordance with this Section 1.4(c) shall be settled in immediately available funds within five (5) business days after the mutual agreement of Seller and Purchaser.

(d) Seller expressly agrees that if it receives any revenues or other payments from customers included in the Assets after the Closing Date, it shall remit to Purchaser the monies so received within five (5) business days after receipt thereof, and Seller shall promptly apportion such amounts in accordance with the terms of this Section 1.4 and deliver to Purchaser the amount, if any, to which Purchaser is entitled pursuant to the terms hereof.

(e) There shall be no adjustment for, and Seller shall remain solely liable with respect to, any agreements not included in the Material Agreements and any other obligation or liability not being assumed by Purchaser. An adjustment and proration shall be made in favor of Purchaser to the extent that Purchaser assumes any liability under any Material Agreements to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Seller by any third party.

1.5. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at one or more locations agreed upon by the Parties concurrently with the execution of this Agreement or at such other date agreed upon by the Parties, which date shall be referred to as the “Closing Date.”

1.6. Conveyance Documents.

(a) At the Closing, Seller shall execute and/or deliver to Purchaser:

(i) a Bill of Sale in form mutually acceptable to the Parties;

(ii) an Assignment and Assumption Agreement in a form mutually acceptable to the Parties;

(iii) required consents, approvals or releases from third parties; and

(iv) a certificate as to (a) the incumbency of the officer of Seller executing this Agreement and other documents in connection with this Agreement and (b) the resolutions adopted by the Board of Directors of Seller authorizing and approving the transactions contemplated by this Agreement.

(b) At the Closing, Purchaser and Parent, as the case may be, shall execute and/or deliver or cause to be delivered to Seller:

(i) the Purchase Price;

(ii) an Assignment and Assumption Agreement in a form mutually acceptable to the Parties;

(iii) the Loan Documents;

(iv) required consents, approvals or releases from third parties; and

(v) a certificate as to (a) the incumbency of the officer of Purchaser and Parent executing this Agreement and other documents in connection with this Agreement and (b) the resolutions adopted by the Board of Directors of Purchaser and Parent authorizing and approving the transactions contemplated by this Agreement.

(c) Delivery of the documents at the Closing may be made by telecopy or (to some extent) in person. The original or definitive copies of documents delivered by telecopy shall be sent by the delivering Party to the other Party or Parties by courier within three business days after the date of the Closing. Each Party shall also deliver such other certificates and documents as the other Party or Parties may reasonably request to consummate the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.7. Conditions Precedent to Closing. The obligations of each Party to close the transactions contemplated hereby is subject to the fulfillment of the following conditions, or waiver thereof by the party to whom the obligation is due, at or prior to Closing, and the Parties will use commercially reasonable efforts to cause such conditions to be fulfilled:

(a) The representations and warranties made by each Party herein are true and correct in all material respects as of the date hereof (except for representations and warranties that speak as of a certain date which shall be true and correct as of such date). Each Party shall have complied with all of its covenants required to be performed at or prior to the Closing, including the execution and delivery of the documents described in Section 1.6.

(b) No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Purchaser to own the Assets or to own or operate the Business after the Closing.

1.8. Further Assurances. After the Closing, the Parties shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any Party to consummate the transactions contemplated by this Agreement and to vest more fully in Purchaser the ownership of the Business and Assets transferred and conveyed pursuant to this Agreement, or intended so to be.

1.9. Allocation of the Purchase Price. Purchaser and Seller shall jointly, within thirty (30) days after the Closing Date, prepare a schedule in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), reflecting the allocation of the Purchase Price proportionately among the Assets (the “Tax Allocation Schedule”). Purchaser and Seller shall cooperate and provide such information in order to prepare the Tax Allocation Schedule. Purchaser and Seller shall report the purchase of the Assets in accordance with the Tax Allocation Schedule and Section 1060 of the Code for purposes of all federal, state and local tax returns (including amended returns and claims for refund and the filing of IRS Form 8594)) and information reports.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the Effective Date as follows:

2.1. Organization, Good Standing and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted or the ownership or leasing of its properties makes such qualification necessary.

2.2. Power and Authority of Seller. Seller has the requisite corporate power and authority, and all Permits (as defined herein) from governmental authorities, to own, lease and operate its properties and assets and to carry on its business.

2.3. Authority and Validity. Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed by it in connection with this Agreement; and the execution, delivery and performance by Seller of this Agreement and the other documents executed by it in connection with this Agreement have been duly authorized by all necessary corporate action.

2.4. Binding Effect. This Agreement and the other documents executed by Seller in connection with this Agreement have been duly executed and delivered by it and are its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and (ii) equitable principles of general applicability.

2.5. Necessary Approvals and Consents. Other than the consents, approvals and releases of third parties described on Schedule 2.5 hereto that will be delivered by Seller on or prior to Closing (except as otherwise provided herein), no authorization, consent, permit, license or approval of, or declaration, registration or filing with, any person (including any governmental authority) is required as a condition to the execution, delivery or performance by Seller of this Agreement or the other documents executed by it in connection with this Agreement or the consummation by Seller of the transactions contemplated hereby and thereby.

2.6. No Conflict with Other Instruments. Having obtained the consents, approvals and releases of third parties set forth on Schedule 2.5, neither the execution, delivery or performance by Seller of this Agreement or the other documents executed by it in connection with this Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby will violate, breach, conflict with, or constitute a default under, or permit the termination or the acceleration or maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of Seller pursuant to, Seller’s Articles of Incorporation or Bylaws or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument judgment, order, injunction or decree by which Seller is bound or to which any of the Assets are subject.

2.7. Title to Assets.

(a) Seller has good title to all of the Assets, including those properties and assets described on Exhibit A.

(b) The Assets are owned free and clear of any lien, claim, or encumbrance, except as set forth on Schedule 2.7 hereto and except for:

(i) liens for taxes, assessments, or other governmental charges not yet delinquent;

(ii) statutory liens incurred in the ordinary course of business of the Business that are not yet delinquent;

(iii) immaterial mechanics, materialmen’s and similar liens;

(iv) rights reserved to any governmental authority to regulate the affected Asset, including zoning laws and ordinances, none of which, individually or in the aggregate, adversely affect or interfere with the right or ability to own, use, dispose of or operate any of the Assets; and

(v) rights of others under Assumed Contracts.

(c) As of the Closing Seller will have conveyed to Purchaser, and Purchaser will own or lease, all assets of Seller necessary to or used or useful in the conduct of the Business as conducted by Seller immediately before the Closing Date.

2.8. Condition of Tangible Assets. Except as set forth on Schedule 2.8, the tangible Assets are in reasonable operating condition and repair (except for ordinary wear and tear), are sufficient for the uses to which Seller uses them in the ordinary course of business of the Business, and conform with all applicable laws, regulations and ordinances.

2.9. Intellectual Property. Seller owns or is properly licensed to use all Intellectual Property Rights used in or necessary to the conduct of the Business. Schedule 2.9 sets forth a true and complete list and summary description of all Seller’s Intellectual Property Rights. “Intellectual Property Rights” means any and all (i) trade names, trademarks, service marks, mask works and all registrations and applications for any of the foregoing; (ii) works of authorship, all copyrights related thereto and all registrations and applications therefor; (iii) inventions, discoveries, designs, industrial models, and all United States and foreign patent rights covered by, disclosed in, or otherwise related thereto, all registrations and applications therefor, and all reissues, divisions, continuations-in-part, re-examinations and extensions thereof, (iv) right to sue for past infringement and improper, unlawful or unfair use of any of the foregoing, (v) rights under intellectual property license agreements which grant licenses to Intellectual Property Rights of any other person to Seller (the “Intellectual Property Licenses”), (vi) goodwill associated with the foregoing, and (vii) undocumented intellectual property, including know-how, trade secrets, processes, technology, discoveries, unpatented inventions and designs, software, formulae, procedures and other intellectual property, documentation relating to any of the foregoing, shop rights and the right to sue for past infringement or improper, unlawful or unfair use or disclosure thereof and the right to apply for patent, design or similar protection therefor anywhere in the world.

(a) Seller possesses all right, title and interest in and to all Intellectual Property Rights in which Seller has an ownership interest (the “Owned Intellectual Property”), free and clear of any encumbrance or other ownership interest of any other person. Other than as set forth on Schedule 2.9(a), Seller has not granted to any person or obligated itself to grant to any person any license, option or other right in or with respect to any of the Owned Intellectual Property, whether or not requiring payment to Seller. No person has either asserted any rights in or offered to grant Seller a license or any other right of use with respect to the Owned Intellectual Property. Seller has no obligation to compensate any person for any development, license, use, sale, distribution or modification of any of the Owned Intellectual Property. None of the Owned Intellectual Property was developed as part of the performance of any obligation for any person other than Seller which would require the taking of any action, whether or not actually taken, in order for all rights to the Owned Intellectual Property to become vested in or retained by Seller.

(b) Neither Seller, nor, to the knowledge of Seller, any other person, is in breach of or default under any Intellectual Property License or any other contract or legal requirement relating to the Owned Intellectual Property or any Intellectual Property Rights licensed to Seller (the “Licensed Intellectual Property”). Each Intellectual Property License to which Seller is a party is now, and will be in the foreseeable future (through the termination date set forth therein), valid and in full force and effect.

(c) To the knowledge of Seller, the development, license, use, sale, distribution, modification and other exploitation of the Owned Intellectual Property and the Licensed Intellectual Property has not infringed on or otherwise violated the rights of any other person or constituted an unlawful disclosure, use or misappropriation of the right or rights of any other person. Seller has not (i) infringed, misappropriated or otherwise violated, (ii) contributed to the infringement, misappropriation or other violation by others, or (iii) induced infringement, misappropriation or other violation by others of the Intellectual Property Rights of any person. Seller has not received any assertion, complaint, demand or any notice whatsoever alleging any such infringement, misappropriation or other violation. To the knowledge of Seller, no person is infringing upon, misappropriating or otherwise violating rights to the Owned Intellectual Property. No complaint, allegation, charge or any assertion whatsoever that any Owned Intellectual Property is invalid, unenforceable, incomplete or defective in any other way, has been made by any person.

2.10. Taxes. All monies required to be withheld by Seller from employees or collected from customers for income taxes, social security, medicare, and unemployment insurance taxes, and sales, excise and use taxes; and all such taxes required to be paid by Seller to governmental authorities have been collected or withheld and paid to the respective governmental authorities, or such monies have been accrued, reserved against and entered upon the books of Seller. All federal, state, county and local income, gross receipts, excise, property, franchise, license, sales, use, withholding and other tax and information returns and declarations required to have been filed before the Effective Date by Seller have been duly and timely filed, and each such return correctly reflects the tax liability and all other information required to be reported therein. Seller has paid in full all taxes, penalties, interest and related charges and fees to the extent such payments were or are required before and as of the Effective Date, and Seller will pay all income taxes, payroll and employee benefits, social security, withholding, sales, use, unemployment insurance taxes, and any and all other taxes and assessments due and payable by Seller to all city, state, county and federal taxing authorities for periods up to and through the date immediately preceding the Effective Date. Seller does not have any deficiency with respect to any tax period or any liability with respect to taxes or penalties and interest thereon, or related charges and fees, whether or not assessed. No waivers or extensions of statutes of limitations or deadlines for assessments or collection of taxes is in effect. There are no pending or threatened claims, assessments, proposals to assess deficiencies or audits with respect to any taxes owed or allegedly owed by Seller, nor, to the knowledge of Seller, is there any basis for any such action. The tax returns and reports of Seller have not been audited by the Internal Revenue Service or any other taxing authority for any period ending after June 1, 2001.

2.11. Litigation and Government Claims. Except as described on Schedule 2.11, there is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry, pending or, to the knowledge of Seller, threatened against or affecting Seller and to which the Business or the Assets are subject. None of such pending matters will, severally or in the aggregate, have a material adverse effect on the Business or Assets.

2.12. Financial Information.

(a) As set forth in Schedule 2.12, Seller has delivered to Purchaser financial information with respect to the Business (the “Financial Statements”). The Financial Statements have been prepared from the books and records of Seller, and on a basis consistent with preceding periods and throughout the periods involved. The Financial Statements present accurately and fairly, the financial information purported to be provided to Purchaser.

(b) Seller’s books of account relating in any manner to the Business have been kept accurately in the ordinary course of business; the transactions entered therein represent bona fide transactions; and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books in all material respects.

2.13. Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its debts as they become due, (ii) the property of Seller will not constitute unreasonably small capital, and Seller will not have insufficient capital with which to conduct its business, and (iii) taking into account pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms.

2.14. Insurance Notices. Seller has not received notice from any insurer of the intention (whether or not subject to conditions) of any insurer to discontinue any insurance coverage relating to the Business or any of the Assets because of the operation or condition of any of the Assets or any of the real property leased or subleased by Seller.

2.15. Licenses and Permits. Seller possesses all the licenses, authorizations, and permits listed in Schedule 2.15, accurate and complete copies of which have been delivered to Purchaser (the “Permits”). The Permits constitute all of the licenses, authorizations, and permits necessary under law or otherwise for Seller to conduct the Business as now being conducted and to construct, own, operate, maintain and use the Assets in the manner in which they are now being constructed, operated, maintained and used. Each of such Permits and Seller’s rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by Seller in accordance with its terms. Seller is in compliance in all material respects with the terms of such Permits. None of such Permits have been or, to the knowledge of Seller, are threatened to be revoked, canceled, suspended or modified. Except as set forth in Schedule 2.15, all of the Permits are transferable to Purchaser.

2.16. Compliance with Laws; No Judgments, Decrees, or Orders in Restraint of Business. As conducted by Seller, the Business is in compliance in all material respects with all applicable statutes, laws, ordinances, decrees, orders, rules and regulations of any governmental body. Seller is not a party to or subject to any judgment, order or decree entered in any suit or proceeding brought by any governmental authority or any other person enjoining or restricting Seller in respect of any business practice or the acquisition of any property or the conduct of its business.

2.17. No Violation of Any Instrument. Seller is not in violation of or in default under, nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim, or encumbrance upon any Asset pursuant to, its Articles of Incorporation or Bylaws or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, agreement, judgment, order, injunction or decree to which it is a party, by which it is bound or to which any of the Assets or the Business is subject.

2.18. Employee Benefit Plans. Seller does not have or maintain any pension, profit-sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan, agreement, policy or understanding, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which Seller or any other corporation or trade or business under common control with Seller (an “ERISA Affiliate”) as determined under Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended, has any current or future obligation or liability or under which any present or former employee of the Seller or an ERISA Affiliate has any current or future right to benefits that would justify the attachment of any liens on, or any other recourse to, the Assets.

2.19. Employee Matters.

(a) Seller is not a party to any collective bargaining or other labor union contract.

(b) Except as set forth on Schedule 2.19, in all material respects, Seller is in compliance with applicable laws and regulations regarding employment, wages, hours, equal opportunity, unfair labor practices and payment of Social Security and other taxes, and no complaint alleging any violation of such laws or regulations by Seller has been filed or, to the knowledge of Seller, threatened to be filed with or by any governmental body.

2.20. Absence of Changes. Since January 1, 2004, except as described in Schedule 2.20, there has not been:

(a) any event that, individually or when taken together with all other events, would create a material adverse effect on the financial condition of Seller, the Business or the Assets;

(b) any theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding materially affecting any of the Assets, whether or not covered by insurance;

(c) any sale, assignment or transfer of any of the Assets, except for inventory in the ordinary course of business consistent with past practices and other assets;

(d) any waiver by Seller of any material rights related to the Business or its operations or any of the Assets;

(e) any change by Seller in its accounting or tax reporting methods, principles or practices;

(f) any other transaction, agreement or commitment entered into by Seller affecting the Business or any of the Assets, except in the ordinary course of business consistent with past practices and in an amount that would not have a material affect on Seller individually or in the aggregate;

(g) a loss of any customer who paid Seller more than $75,000 in any year since 2002; or

(h) any agreement or understanding to do or resulting in any of the foregoing.

2.21. Contracts and Commitments.

(a) Schedule 2.21 lists each agreement and arrangement, whether written or oral, (x) to which Seller is a party or by which Seller or any of the Assets is bound and (y) that relates to and is material to the Business or the Assets and (z) which is being assigned to and assumed by Purchaser (“Material Agreements”), including without limitation (i) any agreements or arrangements under which Seller has any liability in excess of $40,000; (ii) any leases or licenses with a term of one year or more or pursuant to which Seller is entitled to or obligated to pay in excess of $40,000; (iii) any capital or operating leases or conditional sales agreements relating to vehicles or equipment pursuant to which Seller is entitled or obligated to pay in excess of $40,000; (iv) any service agreements or arrangements with an aggregate obligation in excess of $40,000; (v) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (vi) any agreement evidencing, securing or otherwise relating to any indebtedness in excess of $40,000 for which Seller has any liability, (vii) any agreement with or for the benefit of any stockholder, director, officer or employee of Seller, or any affiliate or family member thereof; and (viii) any other agreement or arrangement pursuant to which Seller could be required to make or be entitled to receive aggregate payments in excess of $40,000 and which is not cancelable without penalty upon 30 days notice.

(b) Seller has performed all of its obligations in all material respects under each Material Agreement, and to the knowledge of Seller, there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) by Seller under any Material Agreement.

(c) Each Material Agreement is valid, binding and in full force and effect and enforceable against Seller in accordance with its respective terms. There has been no termination or threatened termination or notice of default under any Material Agreement. Seller has delivered to Purchaser a copy of each written Material Agreement and a written summary of all material terms of each oral Material Agreement.

(d) Except as set forth in Schedule 2.5, no consent of any person is required in connection with the transactions contemplated by this Agreement to preserve the rights of Seller under or to prevent any disadvantage to Seller in respect of any Material Agreement. All consents set forth on Schedule 2.5 will be obtained on or prior to the Closing Date.

2.22. Contracts with Affiliates and Others. Except as set forth on Schedule 2.22, no director or officer of Seller, nor any person who is a spouse or descendant of such director or officer, serves as a director, officer, shareholder, partner or equity owner of any customer or supplier of the Business or any entity that is a competitor of Seller.

2.23. Significant Customers. Set forth on Schedule 2.23 is a correct and complete list of each customer of the Business, together with the amount (in dollars) of gross revenues of the Business derived from such customer during the years ended December 31, 2004 and 2003. Seller has not received any notice from such customer that such customer has terminated or ceased, or has significantly reduced the volume or amount of, its business with the Business or has any intent to do any of the foregoing after the Closing, whether because of the Closing or otherwise.

2.24. No Brokerage Fees. Other than as set forth in Schedule 2.24, neither Seller nor any officer, director or employee of Seller has employed any broker or finder or incurred any liability for any brokerage fees, or commissions or finders’ fees in connection with the transactions contemplated hereby.

2.25. No Misrepresentations. The representations, warranties and statements made by Seller in or pursuant to this Agreement (including the Schedules hereto) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading. To the best of the knowledge of Seller, Seller has disclosed to Purchaser all facts known to them that are material to the operations and financial condition of the Business.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Effective Date as follows:

3.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2. Authority and Validity. Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed by it in connection with this Agreement; and the execution, delivery, and performance by it of this Agreement and the other documents executed by it in connection with this Agreement have been duly authorized by all necessary corporate action.

3.3. Binding Effect. This Agreement and the other documents executed by Purchaser in connection with this Agreement have been duly executed and delivered by it and are its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally, and (ii) equitable principles of general applicability.

3.4. Necessary Approvals and Consents. No authorization, consent, permit, license or approval of, or declaration, registration, or filing with, any person (including any or governmental authority) is required as a condition to the execution, delivery, or performance by Purchaser of this Agreement or the other documents executed by Purchaser in connection with this Agreement or the consummation by it of the transactions contemplated hereby and thereby.

3.5. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement or the other documents executed by Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with the Articles of Incorporation or Bylaws of Purchaser, (ii) violate or conflict with any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument judgment, order, injunction or decree by which Purchaser is bound or affected or (iii) violate or conflict with any applicable statutes, laws, ordinances, decrees, orders, rules and regulations of any governmental body.

3.6. Litigation. There is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated in this Agreement or the other documents executed by Purchaser in connection with this Agreement.

3.7. No Brokerage Fees. Neither Purchaser nor any officer, director or employee of Purchaser has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders’ fees in connection with the transactions contemplated hereby.

ARTICLE 4.

COVENANTS

4.1. Payment of Obligations Not Assumed. All obligations of Seller not specifically assumed by Purchaser in this Agreement, including all liability for income taxes, sales taxes and other taxes accruing prior to the Closing Date or relating to the purchase of the Business and the Assets, shall be paid by Seller, and Purchaser shall have no responsibility therefor.

4.2. Noncompetition and Nonsolicitation Agreements. Seller acknowledges and agrees that (i) Purchaser would not have entered into this Agreement to purchase the Assets but for the following noncompetition and nonsolicitation covenants of Seller, (ii) this Section 4.2 is supported by good and sufficient consideration and (iii) Seller and its directors, officers and stockholders possess information concerning the Business and the Assets that would enable them to injure Purchaser and diminish the value of the investment by Purchaser in the Business and the Assets if Seller or its directors, officers or stockholders should engage in any business that is competitive with the business conducted by Purchaser or Parent. Therefore, Seller (on behalf of itself and its directors, officers and stockholders) hereby agrees to the following:

(a) For a period of five (5) years after the Closing Date, Seller will not, directly or indirectly, engage in any business that provides the same or any substantially similar services or products as those included in the Business without the prior written consent of Purchaser, as specifically authorized or approved by its Board of Directors.

(b) For a period of five (5) years after the Closing Date, Seller agrees not to, directly or indirectly, solicit for employment or employ any employee of Purchaser, Parent or their subsidiaries, or any person who was an employee of Purchaser, Parent or their subsidiaries within 12 months prior to such solicitation or employment, or induce or attempt to induce any employee of Purchaser, Parent or their subsidiaries to terminate such employee’s employment.

(c) For purposes of this Section 4.2, the term “indirectly” means the performance of services or taking of any action by any business or entity in which Seller either owns or possesses more than a 5% interest in profits, losses or capital, or the right to direct or control such business or entity, or for which Seller acts as an agent or representative, or to which Seller provides consulting or advisory services, or any of the same by any person who is an officer or director of Seller.

4.3. Seller’s Employees.

(a) Purchaser shall offer employment to the employees of Seller listed on Exhibit D hereto with respect to the Business on the Closing Date (a “Seller Employee”). However, Purchaser does not covenant as to the actual employment of any Seller Employee or to any terms and conditions of any such employment.

(b) Seller Employees shall be employed by Purchaser solely in accordance with Purchaser’s hiring and other employment policies and procedures, which may differ from Seller’s employment policies and procedures.

(c) Purchaser will arrange to provide medical and dental insurance benefits to the Seller Employees and their dependents consistent with Purchaser’s employee benefits as promptly as is practicable after the Closing Date pursuant to medical and life insurance plans sponsored or maintained by Purchaser.

(d) Purchaser will not be liable for any severance payments asserted against Seller or any other liability, including, without limitation, any liability with respect to health care continuation coverage under COBRA, or obligation to, any former employees of Seller or Seller Employee who does not accept an offer of employment from Purchaser.

(e) No Employment Contract. The understandings set forth in this Section 4.3 are solely for the purpose of defining the obligations between Purchaser and Seller with respect to the individuals employed in the operation of Seller as of the Closing and will not be construed as creating any employment contract or other contract between Purchaser, Parent or Seller, on the one hand, and any such employee, on the other. All such employees will remain terminable at will by Purchaser or Seller, as the case may be. No third party beneficiaries are intended by this Section 4.3.

4.4. Transaction Costs. Purchaser will pay all attorneys’, accountants’, finders’, brokers’, and other fees, costs and expenses that it incurs in connection with the preparation, negotiation, execution, and performance of this Agreement or any of the transactions contemplated by this Agreement. Seller will pay all attorneys’, accountants’, finders’, brokers’, and other fees, costs and expenses incurred by Seller in connection with the preparation, negotiation, execution, and performance of this Agreement or any of the transactions contemplated by this Agreement.

4.5. Nondisclosure. Seller acknowledges and agrees that all customer, prospect and marketing lists, sales data, Intellectual Property Rights, proprietary information and trade secrets of Seller (collectively, the “Confidential Information”) are valuable, special and unique assets constituting part of the Assets and, following the Closing, will be owned exclusively by Purchaser. Prior to and after the Closing, Seller agrees to treat the Confidential Information as confidential and not to disclose any Confidential Information to any person or make use of any Confidential Information for its own purposes or for the benefit of any other person (other than Purchaser), except (a) to the extent Seller is required to disclose the Confidential Information pursuant to applicable laws and regulations or by any subpoena or similar legal process; provided, however, that in such instance, Seller agrees to provide Purchaser with prompt written notice of such requirement so that Purchaser may seek an appropriate protective order from such disclosure, (b) to the extent such Confidential Information becomes publicly available (other than as a result of a breach of this Agreement), or (c) to the extent reasonably necessary for Seller to operate its business as currently conducted.

4.6. Information for Filings. Upon written request, Seller agrees to use its commercially reasonable efforts to furnish Purchaser with all information concerning Seller as is required for inclusion in any application or filing made by Purchaser to the Securities and Exchange Commission or any other governmental body in connection with the transactions contemplated by this Agreement.

4.7. Satellite Transition. Purchaser shall have until August 31, 2005 to transition any Assets from Seller’s satellite services to its own satellite services and will pay StarNet $48,000 per month during such time period and until the satellite transition is complete. StarNet agrees that it will not take any action to terminate Seller’s satellite services prior to August 31, 2005.

4.8. Business Transition Services. Purchaser shall have the right to request that Seller provide personnel to assist in the orderly transition of the Business from Seller to Purchaser for the services and at the rates set forth on Schedule 4.8, terminable on ten (10) business days prior notice.

4.9. Pathfire Agreement. When and as due, Seller shall pay the “2004 Guarantee,” as such term is defined in that certain First Amendment to Technology License and Services Agreement, dated April 15, 2005, between Pathfire, Inc. and Seller (the “Pathfire Agreement”). Purchaser assumes all other liabilities related to the Pathfire Agreement.

4.10. Corporate Name. Within sixty (60) days after the date hereof, Seller shall take such action as is necessary to change its corporate name to remove the words “Media DVX” or any word or expression similar thereto.

ARTICLE 5.

REGISTRATION RIGHTS

5.1. Demand Registration. Beginning on the first anniversary following the Closing Date, if Parent shall receive a written request from Seller that Parent file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of the Purchase Shares in an amount determined by Seller, then Parent shall use its reasonable best efforts to effect as soon as practicable the registration under the Securities Act of all of such Purchase Shares. Parent is obligated to effect up to two registrations pursuant to this Section 5.1.

5.2. Form S-3 Registration.

(a) Following the Closing Date, if Parent shall receive a written request from Seller that Parent effect a registration under the Securities Act on Form S-3, the reasonably anticipated aggregate offering price to the public of which would equal or exceed $500,000, then Parent shall use its reasonable best efforts to file as soon as practicable, but in no event later than 60 days from the date of its receipt of such written request, the registration under the Securities Act of all of the Purchase Shares in an amount determined by Seller. Parent is obligated to effect up to one registration pursuant to this Section 5.2(a) each twelve months.

(b) Notwithstanding the foregoing, Parent shall not be obligated to effect any such registration pursuant to this Section 5.2 if (i) Form S-3 is not available for such offering; (ii) Parent shall furnish to Seller a certificate signed by the President of Parent stating that, in the good faith judgment of the Board of Directors of Parent, it would be seriously detrimental to Parent and its stockholders for such Form S-3 registration to be effected at such time, in which event Parent shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of Seller under this Section 5.2, provided that Parent may delay a request for registration not more than once in any one year; or (iii) if Parent has, within the 12-month period preceding the date of such request, already effected one such registration on Form S-3 for Seller pursuant to this Section 5.2.

5.3. Piggyback Registration.

(a) If Parent proposes to register any of its securities under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Parent stock plan, or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Purchase Shares), Parent shall, at each such time, promptly give Seller written notice of such registration. Upon the written request of Seller given within twenty (20) days after receipt of such notice by Parent, Parent shall use its reasonable best efforts to cause to be registered under the Securities Act all of the Purchase Shares that Seller has requested to be registered. In the event that Parent decides for any reason not to complete the registration of securities, Parent shall have no obligation under this Section 5.3(a) to continue with the registration of the Purchase Shares. Any request pursuant to this Section 5.3(a) to register the Purchase Shares as part of an underwritten public offering of securities shall specify that such Purchase Shares are to be included in the underwriting on the same terms and conditions as the securities otherwise being sold through underwriters under such registration.

(b) If the underwriters advise Parent that marketing factors require a limitation on the number of securities, including the Purchase Shares, to be included in such offering, then Parent shall so advise Seller, and the number of securities, including the Purchase Shares, that may be included in the registration shall be apportioned first to Parent, then wholly to Seller, and then pro rata among any other selling holders of Parent’s securities according to the total amount of securities otherwise entitled to be included therein owned by each such other selling holder.

5.4. Expenses. Parent shall be responsible for the payment of all reasonable expenses for the registrations pursuant to Section 5.1. 5.2 and 5.3, with the exception of applicable underwriting discounts and commissions. The expenses to be paid by Parent shall include, without limitation, all registration, filing, and qualification fees, printing and accounting fees, and attorneys’ fees for Parent and Seller.

5.5. Termination. The registration rights granted under Sections 5.1, 5.2 and 5.3 of this Agreement shall terminate as to Seller on the date on which all of the Purchase Shares held by Seller may be sold under Rule 144 of the Securities Act during any 90 day period.

5.6. Eligibility for Form S-3. Parent represents and warrants that it meets the requirements for the use of Form S-3 for registration of the sale by Seller of the Purchase Shares as of the Effective Date, and Parent shall use its best efforts to file all reports required to be filed by Parent with the SEC in a timely manner so as to thereafter maintain such eligibility for the use of Form S-3.

5.7. Miscellaneous. Parent shall prepare and file such registration statements with the SEC and under applicable blue sky laws; shall cause such registration statements to become effective, shall keep such registration statements effective at all times until the date on which all of the Purchase Shares so registered have been sold; shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the registration statement and the prospectus used in connection with the registration statement as may be necessary to keep the registration statement effective at all times during the registration period; shall, as promptly as practicable after becoming aware of such event, notify Seller by telephone and facsimile of the happening of any event, of which Parent has knowledge, as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and, use commercially reasonable efforts promptly to prepare a supplement or amendment to the registration statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to Seller as Seller may reasonably request; and shall do and cause to be done all such other things as are customarily done in connection with customary registration rights agreements, including, without limitation, providing opinions and letters from counsel and accountants to Parent and indemnifying Seller to the extent permitted by law.

ARTICLE 6.

INDEMNIFICATION AND CERTAIN REMEDIES

6.1. Indemnification by Seller. Seller shall indemnify and hold Purchaser, and its officers, directors, affiliates, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) (a “Loss and Expense”) asserted against or incurred by Purchaser, or any of its officers, directors, affiliates, employees, agents and shareholders, resulting from or arising out of or in connection with any or all of:

(a) any material misrepresentation or breach by Seller of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Seller in connection herewith;

(b) the failure to comply with any applicable bulk transfer laws relating to the transfer of the Assets;

(c) income, franchise, sales, use and other taxes, including any penalties and interest with respect thereto, of or relating to the Assets, the Business or any other assets or operations of Seller conducted before the Closing Date;

(d) sales, transfer and other taxes, including any penalties and interest with respect thereto, resulting from the consummation of the transactions contemplated by this Agreement;

(e) liabilities and obligations of the Business before the Closing Date, liabilities and obligations relating to the Excluded Assets (whether before, on or after the Closing Date), and other liabilities and obligations of Seller or the Business not specifically assumed by Purchaser in this Agreement;

(f) any actual or threatened violation of or noncompliance with, or remedial obligation arising under, any applicable federal, state, or local laws, rules or regulations, common law or strict-liability provisions, and any judicial or administrative interpretations thereof (including any judicial or administrative orders or judgments), relating to health, safety, industrial hygiene, pollution or environmental matters (“Environmental Laws”) arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring before the Closing Date relating in any way to the Assets or the Business (including the ownership, operation or use of the Assets and the conduct of the Business before the Closing Date), including the presence of any underground storage tanks or any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance (i) which is listed, regulated or designated as toxic or hazardous, or with respect to which remedial obligations may be imposed, under any Environmental Laws or (ii) exposure to which may pose a health or safety hazard (“Environmental Materials”) on, in, under or affecting all or any portion of Seller’s properties or any surrounding areas, and any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance, pollutant or contaminant) (“Release”) or threatened Release with respect to such underground storage tanks or Environmental Materials, and the storage, disposal or treatment, or transportation for storage, disposal or treatment, of Environmental Materials; but excluding any violation of or non-compliance with, or remedial obligation arising under, any Environmental Laws that is attributable solely to (A) a change by Purchaser in the structure or condition of any of the Assets or (B) the use by Purchaser of the Assets on or after the Closing Date; and

(g) any Loss and Expense of defending against any claims which may be made against Purchaser by any person claiming violations of any local, state or federal laws relating to employment, including wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of taxes, where such claims are for periods occurring before the Closing Date.

6.2. Indemnification by Purchaser. Purchaser shall indemnify and hold Seller harmless from and against any Loss and Expense asserted against or incurred by Seller (a) resulting from or arising out of or in connection with any material misrepresentation or breach by Purchaser of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Purchaser in connection herewith, (b) resulting from or arising out of or in connection with the ownership of the Assets and/or operation of the Business by Purchaser on and after the Closing Date, other than liabilities not assumed by Purchaser herein, or (c) in connection with any liabilities or obligations of Seller or the Business specifically assumed by Purchaser in this Agreement.

6.3. Conduct of Indemnification Proceedings. In case any proceeding or claim (including any governmental investigation) shall be instituted or asserted by a Person not party to this Agreement against any party to this Agreement in respect of which indemnity may be sought pursuant to Sections 6.1 or 6.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing. As a condition to the Indemnified Party’s right to recover from the Indemnifying Party pursuant to this Section 6, the Indemnified Party shall afford the Indemnifying Party the right to assume and control the defense of such proceeding or claim through counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnified Party and shall cooperate fully with the Indemnifying Party’s efforts to defend such proceeding or claim, in which case the Indemnifying Party shall pursue the defense of such proceeding or claim diligently and in good faith and pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the

Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but, if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Loss and Expense (to the extent provided in this Section 6) by reason of such settlement or judgment.

6.4. Limitations of Liability. The obligations to indemnify pursuant to this Article VI are subject to the following limitations:

(a) Except as expressly provided otherwise herein, (i) each representation and warranty set forth in Section 2.10 (Taxes), Section 2.18 (Employee Benefit Plans), and Section 6.1(f) contained herein shall survive the Closing until, and will expire and be of no further force and effect on, the conclusion of ninety (90) days after the expiration of the appropriate statute of limitations with respect thereto, (ii) each representation and warranty set forth in Section 2.1 (Organization, Good Standing and Qualification of Seller), 2.2 (Power and Authority of Seller), 2.3 (Authority and Validity), Section 2.4 (Binding Effect), Section 2.6 (No Conflict with Other Instruments), Section 2.7 (Title to Assets), Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Validity), and Section 3.3 (Binding Effect) shall survive forever, and (iii) each other representation and warranty set forth in Article II and Article III shall survive until, and will be of no further effect on, the conclusion of eighteen (18) months after the Closing Date.

(b) No Indemnified Party shall be entitled to recover for any Loss and Expense incurred for breaches of representations and warranties (including any representation and warranty contained in any certificate delivered pursuant to this Agreement) unless a claim for such Loss and Expense has been asserted by written notice, specifying the details of the alleged claim, delivered promptly to the Indemnifying Party.

(c) The indemnification obligation of an indemnifying party in this Section 6.3 shall not be affected by the failure of the indemnified party to give notice in accordance with this Section 6.3 unless the indemnifying party is materially prejudiced thereby; provided, however, that the amount that the indemnifying party’s liability shall be reduced or limited is the extent of any actual prejudice.

(d) No indemnitee shall have the right to be indemnified pursuant to this Article VI until such indemnitee shall have incurred, on a cumulative basis, aggregate Loss and Expense in an amount exceeding Fifty Thousand Dollars ($50,000), in which event such indemnitee shall be indemnified for the aggregate amount of any Loss and Expense subject to indemnification under this Article VI.

(e) Notwithstanding anything to the contrary contained herein, the maximum liability for breaches of representations and warranties by Seller in this Agreement shall not exceed the amount of Five Hundred Thousand Dollars ($500,000) in the aggregate; provided, however, that the maximum liability for breaches of representations and warranties by Seller in Section 2.7 (Title to Assets) only shall not exceed the amount of the Purchase Price. Nothing in this Article VI shall limit claims by a party against another party for fraudulent or willful misrepresentation or fraudulent conduct or preclude a party from exercising equitable remedies against another party, including, without limitation, specific performance or injunctions, except that Seller’s maximum liability under any such equitable remedies shall not exceed the maximum liability specified in this Section.

6.5. Certain Remedies. Each Party acknowledges that a refusal without just cause by such Party to comply with the agreements made herein will cause irreparable harm to the other Party or Parties for which there may be no adequate remedy at law. In such circumstance, a Party or Parties not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the Party or Parties that so refused to comply with or breached this Agreement.

6.6. Attorneys’ Fees. In any action or proceeding to enforce the terms of this Agreement or the other documents executed in connection herewith, the prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees incurred in connection with such enforcement action or proceeding.

6.7. Nonexclusive Remedies. Notwithstanding anything to the contrary in this Agreement, but subject to Sections 6.3(d) and (e), the rights and remedies provided in this Article 6 shall not be exclusive of any other rights or remedies afforded to any Party, whether by contract, at law or in equity. The rights and remedies provided in this Agreement are cumulative, and the exercise of any one right or remedy by any Party shall not preclude or constitute a waiver of its right to exercise any or all other rights or remedies to which it is entitled.

ARTICLE 7.

MISCELLANEOUS

7.1. Reliance. Notwithstanding the investigations conducted, and the opportunities to investigate and to verify afforded, by each Party hereunder, each Party agrees that the other Party or Parties are entitled to rely upon the representations and warranties of that Party made in this Agreement and the other documents executed, delivered or furnished in connection herewith.

7.2. Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents executed or delivered pursuant hereto contain the complete agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the Parties with respect to such transactions. Section and other headings are for reference only and shall not affect the interpretation or construction of this Agreement. The Parties have not made any representations or warranties except as expressly set forth in this Agreement, the Exhibits, the Schedules, or in any other document executed, delivered or furnished in connection herewith.

7.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

7.4. Notices. All notices, demands, requests and other communications that may be or are required to be given, made, sent by any Party to any other Party pursuant to this Agreement shall be in writing and shall be delivered personally, delivered by courier, or sent for delivery on the next business day by a nationally recognized overnight delivery service which guaranties next business day delivery, or transmitted by telecopy, addressed as follows:

If to Purchaser:	Digital Generation Systems, Inc.
750 West John Carpenter Freeway, Suite 700
Irving, Texas 75039
Attn: Omar A. Choucair
Fax: (972) 581-2100

If to Seller:	Lenfest Enterprises, LLC
1332 Enterprise Drive, Suite 200
West Chester, Pennsylvania 19380
Attn: Thomas K. Pasch
Fax: (610) 918-8442

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, made, or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, made, sent and received for all purposes at such time as it is delivered to or received by the addressee (with the return receipt, the delivery receipt, the affidavit of courier, or (with respect to a telecopy) the confirmation being deemed conclusive evidence of such delivery or receipt) or at such time as delivery or receipt is refused by the addressee upon presentation.

7.5. Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefits of the Parties and their respective heirs, personal representatives, successors and permitted assigns. No Party may assign its or his rights or obligations under this Agreement without the prior written consent of the other Parties; any purported assignment without that consent shall be void.

7.6. Applicable Law, Venue and Jurisdiction. The laws of the State of Texas shall govern this Agreement, its terms and conditions, the interpretation hereof, and the rights and obligations of the Parties hereunder. Any action at law or in equity brought to interpret or enforce this Agreement or any other document executed or delivered in connection herewith shall be brought and prosecuted to final adjudication in federal or state courts located in Dallas County, Texas, and the Parties consent to the jurisdiction of such Texas state and federal courts and agree to the validity of service of process in any such action by registered or certified mail, return receipt requested.

7.7. Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Party or Parties against which enforcement of the amendment, modification or supplement is sought.

7.8. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision, may be possible and be legal, valid or enforceable.

7.9. Certain Defined Terms. When used in this Agreement, (i) “including” shall not signify any limitation or restriction, (ii) “hereof,” “herein,” “hereby” and similar terms shall be deemed references to this Agreement as a whole, (iii) “person” shall include natural persons, entities of any kind, and governmental authorities, and (iv) “Section,” “Exhibit” and “Schedule” shall refer to a Section, an Exhibit and a Schedule, respectively, of or to this Agreement, unless otherwise stated. Pronouns referring to any gender shall be deemed references to each other gender as appropriate.

7.10. Confidentiality. At all times after the Effective Date, each of the Parties will hold, and will cause its officers, representatives, brokers, attorneys, advisers and affiliates and such affiliates’ respective officers, representatives, brokers, attorneys, advisers and affiliates to hold, in confidence and not disclose to other persons for any reason whatsoever this Agreement, the terms hereof, or the transactions contemplated hereby (collectively, the “Information”), except to the extent (i) necessary for such Party to consummate and give full effect to the transactions contemplated hereby, (ii) such Information is otherwise available from third persons without restriction on its further disclosure or is required by order of any court or by law or by any regulatory agency to which any Party is subject or in connection with any civil or administrative proceeding (each Party agreeing to give prior notice, to the extent practicable, to the other party of any required disclosure of the Information to or before any court or regulatory agency or in any civil or administrative proceeding), or (iii) such Information is or becomes publicly known other than through actions, direct or indirect, of the other party hereto, any of its officers, representatives, brokers, attorneys, advisers or affiliates, or any of such affiliates, respective officers, representatives, brokers, attorneys, advisers or affiliates, or any affiliate of any of them.

7.11. Survival. The following sections shall survive the Closing for so long as any obligation remains outstanding thereunder: Sections 1.4, 1.9, 4.7, 4.8, 4.9, Article 5, Article 6, Sections 7.4, 7.5, 7.6, 7.7, 7.8, and 7.10.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PURCHASER:		PARENT:

DG SYSTEMS ACQUISITION III		DIGITAL GENERATION SYSTEMS, INC.
CORPORATION

By:	/s/ Scott K. Ginsburg	By:	/s/ Scott K. Ginsburg
Name:	Scott K. Ginsburg	Name:	/s/ Scott K. Ginsburg
Title:	Chief Executive Officer	Title:	Chief Executive Officer

SELLER:

MEDIA DVX, INC.

By:	/s/ H. Chase Lenfest
Name:	H. Chase Lenfest
Title:	President

As to Section 4.7 hereof only:

STARNET, L.P.

By:	StarNet Management, LLC,
its general partner

By:	/s/ H. Chase Lenfest
Name:	H. Chase Lenfest
Title:	President